FOURTH AMENDMENT
            LENOX, INCORPORATED EMPLOYEE SAVINGS AND INVESTMENT PLAN

The restated Lenox, Incorporated Employee Savings and Investment Plan was adopted by Lenox, Incorporated effective January 1, 1989.

The Plan provides in Article XII that the Plan may be amended by an instrument in writing duly executed.

It is advisable to amend the Plan in certain respects.

IT IS THEREFORE AGREED:

     1.  Effective for Plan Years beginning on or after January 1, 1999,
Article IV, Time and Manner of Payment, is amended to increase the involuntary cashout limit from $3,500 to $5,000. The $3,500 dollar limit is amended to read $5,000 wherever that $3,500 dollar limit appears in Article IV of this Plan.

     2. Sections 4.03 and 4.04 are correctively amended effective January 1, 1989, to reflect the options for distribution of the transferred ESOP Accounts as follows:

          4.03 Manner of Payment of Retirement Benefits. Distribution of a Participant's benefits will be made to the Participant or Beneficiary by one of the following methods as elected by the Participant:

               (a) Single Payment. Payment may be made in one lump-sum payment in cash in the year in which distribution is to be made; provided, however, that payment from a Participant's ESOP Account, if any, may be made in one lump-sum payment in cash or in kind.

               (b) Lifetime Payments. Payments may be made in cash over a period not extending beyond the life expectancy of the Participant or the joint life expectancies of the Participant and the Participant's Beneficiary.

          4.04 Payment Upon Death of Participant. If a Participant dies before having received the entire vested balance of that Participant's benefits, such remaining vested balance, plus the proceeds of any insurance on the life of the Participant held in the Participant's Accounts, shall be paid to or for the benefit of the Participant's Beneficiary in a lump sum payment in cash; provided, however, that payment from a Participant's ESOP Account, if any, may be made in one lump-sum payment in cash or in kind.

     3. Effective April 1, 1999, Sections 4.03 and 4.04 are amended in their entirety as follows:

          4.03 Manner of Payment of Retirement Benefits. Distribution of a Participant's benefits will be made to the Participant or Beneficiary by one of the following methods as elected by the Participant:

               (a) Single Payment. Payment may be made in one lump-sum payment in cash in the year in which distribution is to be made; provided, however, that payment from a Participant's ESOP Account, if any, may be made in one lump-sum payment in cash or in kind. Effective
          April 1, 1999, payment of all or any portion of a Participant's account balance invested in the Brown-Forman Stock Fund may be made in one lump-sum payment in cash or kind, with in kind distribution in the form of Brown-Forman Corporation Class B shares.

               (b) Lifetime Payments. Payments may be made in cash over a period not extending beyond the life expectancy of the Participant or the joint life expectancies of the Participant and the Participant's Beneficiary.

          4.04 Payment Upon Death of Participant. If a Participant dies before having received the entire vested balance of that Participant's benefits, such remaining vested balance, plus the proceeds of any insurance on the life of the Participant held in the Participant's Accounts, shall be paid to or for the benefit of the Participant's Beneficiary in a lump sum payment in cash; provided, however, that payment from a Participant's ESOP Account, if any, may be made in one lump-sum payment in cash or in kind. Effective April 1, 1999, payment of all or any portion of a Participant's account balance invested in the Brown-Forman Stock Fund may be made in one lump-sum payment in cash or kind, with in kind distribution in the form of Brown-Forman Corporation Class B shares.

     4. Effective April 1, 1999, Section 7.10, Participant Direction of Investment, of Article VII is amended by adding subsection (d) as follows:

          (d) The Employer and the Trustee have established the Brown-Forman Stock Fund, composed of employer securities in the form of Brown-Forman Corporation Class B shares, as an additional investment option under the Plan. A Participant may direct the investment of his/her account balance into said Stock Fund under the terms and conditions as agreed upon between the Trustee and the Plan Administrator.

In all other respects, the Lenox, Incorporated Employee Savings and Investment Plan as initially adopted and subsequently amended shall remain in full force and effect.

IN WITNESS WHEREOF, the Employer has caused this Fourth Amendment to the Lenox, Incorporated Employee Savings and Investment Plan to be executed by its duly authorized officer this 17th day of September, 1999, effective as set forth herein.

                                                LENOX, INCORPORATED


                                                By: /s/ James D. Wilson
                                                        JAMES D. WILSON
                                                        Officer